Exhibit 23.1

KPMG Audit	Téléphone :	+33 (0)4 37 64 76 00
51 rue de Saint Cyr	Télécopie :	+33 (0)4 37 64 76 09
CS 60409	Site internet :	www.kpmg.fr
69338 Lyon Cedex 9
France

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Advanced Accelerator Applications S.A.

We consent to the incorporation by reference in the Registration Statement on Form F-1 of Advanced Accelerator Applications S.A. of our report dated April 28, 2016, with respect to the consolidated statements of financial position of Advanced Accelerator Applications S.A. and subsidiaries as of December 31, 2015, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in Amendment No. 2 to the Registration Statement on Form F-1 (Registration No. 333-213806), filed on October 4, 2016, and to the references to our firm under the headings “Summary financial and other information”, “Presentation of financial and other information”, “Selected financial and other information” and “Experts” in the prospectus contained in Amendment No. 2 to the Registration Statement on Form F-1 (Registration No. 333-213806).

Lyon, October 5, 2016

KPMG Audit

Department of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin

Partner